Exhibit 21.1 List of Significant Subsidiaries of Array Technologies, Inc. Subsidiary Name Jurisdiction ATI Investment Sub, Inc. Delaware Array Tech, Inc. (f/k/a Array Technologies, Inc.) New Mexico Array Tech Australia (Pty) Ltd Australia Array Technologies International Pty Ltd Australia Array Technologies UK Limited United Kingdom Array Tecnologia Do Brasil Ltda. Brazil Soluciones Técnicas Integrales Norland, S.L.U. Spain KTR Solar Tech, S.L.U. Spain STINorland Brasil Ltda Brazil STINorland Mexico, S.A. de C.V. Mexico STINorland South Africa (Pty) Ltd South Africa STINorland USA, Inc. California STISolar SpA Chile